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                                                                   EXHIBIT 10.18

                             VIASYSTEMS GROUP, INC.
                 1999 KEY MANAGEMENT INCENTIVE COMPENSATION PLAN



PURPOSE

The Viasystems Group, Inc. Key Management Incentive Compensation Plan is designed to motivate and encourage the attainment of corporate objectives by rewarding those in a position to make a significant contribution to growth in Sales, EBITDA and Cash Flow for the accomplishment of these objectives.

PARTICIPANTS

Plan participants and level of participation are listed on Exhibit I. Participation level is expressed as a percentage of base earnings.

Plan participation is contingent upon having executed and on file the Company's Intellectual Property, Confidentiality and Non-Competition agreements. This applies only to those whose participation level is 10% or greater.

For plan purposes, base earnings will be equal to base salary as of January 1, 1999, plus the prorated amount of any base salary increases that are implemented during 1999.

DETERMINATION OF INCENTIVE AWARDS

Providing the participant has performed at a competent level during 1999, at the sole discretion of the President with the approval of the Chairman of the Board, the minimum award will be equal to 70% of the participant's maximum award opportunity, but only if the Company has achieved its Profit Plan. Any award beyond this level will be discretionary, based on the discretion of the President with the approval of the Chairman. Discretionary awards will be based on the participant's performance in his/her position and overall contribution to the organization during the plan year.

If the Company fails to achieve the 1999 Profit Plan, all management incentive awards are discretionary, based on the discretion of the President with the approval of the Chairman and are limited to the maximum participation level assigned herein to the participant or the maximum award level established by the Chairman.

If the Company achieves the Profit Plan, the President may identify and recommend selected participants for a special "President's Award" for exceptional performance during the plan year. The award is limited to an additional 50% of the employee's participation level.



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PAYMENT OF INCENTIVE AWARDS

All incentive awards will be paid by the direction of the President with the approval of the Chairman and will be distributed as soon as possible after the end of the year -- normally, no later than early March. Except for retirement, death or disability, an eligible participant must be an active employee on the Company payroll at the time the award is distributed to receive an award. The right to an incentive award does not accrue during the year or at year end. No checks will be drawn except against the approved list of payment signed by the President and the Chairman.

LEGAL STATUS AND PLAN ADMINISTRATION

This plan shall be subject to all provisions of law from time to time applicable thereto. Neither the plan nor the rules may be construed to give rise to a contract for the retention of any employee by the Company, nor shall an employee have any right whatsoever against the Company or its subsidiaries, the Directors, the Officers, or any other employee, other than the right to receive payment, if any, in accordance with the terms and conditions of the plan and rules thereunder.

The plan will be administered by the President with the approval of the Chairman. The President may amend or terminate the plan at any time; provided, however, that no amendment shall decrease the maximum annual awards allowed under the plan and no amendment or termination of the plan shall adversely affect any award previously granted a participant under a prior year's plan.


                                               /S/ TIMOTHY L. CONLON
                                               ---------------------------------
                                               Timothy L. Conlon
                                               President & COO


                                               /S/ JAMES N. MILLS
                                               ---------------------------------
                                               James N. Mills
                                               Chairman & CEO



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                             VIASYSTEMS GROUP, INC.
                 1999 KEY MANAGEMENT INCENTIVE COMPENSATION PLAN
                              ADMINISTRATIVE RULES

The following rules have been established to facilitate administration and to insure fairness in the administration of the plan.

RULE 1 - COMPANY PERFORMANCE

No incentive compensation shall be due unless the Company meets or exceeds the Profit Plan for the plan year.

RULE 2 - PARTICIPANTS

All proposed changes to the participant list or award opportunity during the plan year must be submitted to the Senior Vice President, Human Resources in writing including a description and justification for the change, addition or deletion, the individual's name, service date, current monthly base salary and effective date. No change, addition or deletion to the participant list will be made without the approval of the President.

RULE 3 - GOVERNMENTAL REGULATIONS

Any incentive payout under the terms of this plan will be limited by any governmental regulations that apply and are in effect at the time of the incentive payout.

RULE 4 - PAYMENT OF AWARDS

In order to receive an award, an eligible employee must be an active working employee and on the Company payroll on the day the awards are paid, except in the event of retirement, disability or death during the plan year.

President's Awards will be limited to 5% of the participant population and will be approved providing the Company achieves its Profit Plan. The maximum award will be limited to 50% of the participant's bonus opportunity.

RULE 5 - TERMINATION OF EMPLOYMENT

Termination of employment during the plan year or prior to the payment of any awards for any reason, other than retirement, death or disability, will remove the individual as a participant, and shall result in the forfeiture of the right to any award which might later be payable.

RULE 6 - RETIREMENT, DEATH OR DISABILITY

A participant who retires, dies or is judged disabled during the year will be entitled to an award prorated to the date of such event. Illness of two months or less will not affect the determination of an individual's award; however, where illness involves more than two months, the award payment will be prorated to cover only the portion of the year actually worked. If an employee is judged disabled for the purpose of administering other Company benefit programs, s/he will be judged disabled for the purpose of this plan.
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                                                                       EXHIBIT I



                             VIASYSTEMS GROUP, INC.
                   KEY MANAGEMENT INCENTIVE COMPENSATION PLAN
                               1999 PARTICIPANTS



TITLE                              INCUMBENT                     % PART.
Chairman & CEO                     Mills, James N.               100%
Sr. V.P. & CFO                     Sindelar, David S.            100%
President & COO                    Conlon, Timothy L.            100%
President, Telecom                 Brigman, Barry L.              65%
Exec. V.P., Sales & Marketing      Pileggi, Dominic J.            65%